Exhibit 99.3

Supplemental Disclosure Quarter and Year Ended December 31, 2020

Table of Contents 1. Fourth Quarter and Full Year 2020 Earnings Release ……………………… 4 2. Key Financial Information ▪ Consolidated Balance Sheets ……….……………...........................… 15 ▪ Consolidated Statements of Operations .…………………………...… 16 ▪ Non-GAAP Financial Measures .……………………..................…... 17 3. Summary of Debt …..............………….................………………………… 18 4. Notable Acquisitions & Dispositions …………...…………………......…… 19 5. Summary of Joint Ventures ………………………………………………… 20 6. Schedule of Other Assets ....……...…………...….……………….…..…… 21 7. Leasing Summary ………………...…………...….……………….…..…… 22 8. Portfolio Diversification ………………………........................…....……… 23 9. Lease Expirations ………………………….…........................…………..… 26 10. Schedule of Properties ………………………...........................…………… 27 11. Research Coverage …….....………………………............................……… 28 12. Definitions and Terms ……………………………............................……… 29 For the Quarter and Year Ended December 31, 2020 2 Corporate Headquarters 1140 N. Williamson Blvd., Suite 140 Daytona Beach, FL 32114 www.ctorealtygrowth.com Transfer Agent Computershare Trust Company, N.A. (800) 368-5948 www.computershare.com

Safe Harbor Certain statements contained in this supplemental disclosure report (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words. Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; the ultimate geographic spread, severity and duration of pandemics such as the recent outbreak of the novel coronavirus, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE or the venture formed when the Company sold its controlling interest in the entity that owned the Company’s remaining land portfolio, of which the Company has a retained interest; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, each as filed with the SEC. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances. Non-GAAP Financial Measures Our results are presented in accordance with GAAP. We also disclose Funds From Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”), both of which are non-GAAP financial measures. We believe these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operating activities as reported on our statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate related depreciation and amortization, including the pro rata share of such adjustments of unconsolidated subsidiaries. The Company also excludes the gains or losses from sales of assets incidental to the primary business of the REIT which specifically include the sales of mitigation credits, impact fee credits, subsurface sales, and the land sales gains included in discontinued operations. To derive AFFO, we modify the NAREIT computation of FFO to include other adjustments to GAAP net income related to non-cash revenues and expenses such as straight-line rental revenue, amortization of deferred financing costs, amortization of capitalized lease incentives and above- and below-market lease related intangibles, and non-cash compensation. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. We use AFFO as one measure of our performance when we formulate corporate goals. FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is an additional useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by other non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other companies. For the Quarter and Year Ended December 31, 2020 3

Earnings Release For the Quarter and Year Ended December 31, 2020 4 Press Release Contact: Matthew M. Partridge Senior Vice President, Chief Financial Officer and Treasurer (386) 944-5643 mpartridge@ctoreit.com FOR IMMEDIATE RELEASE CTO REALTY GROWTH REPORTS FOURTH QUARTER AND FULL YEAR 2020 OPERATING RESULTS DAYTONA BEACH, FL – February 18, 2021 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company” or “CTO”) today announced its operating results and earnings for the quarter and year ended December 31, 2020. Select Highlights ▪ Announced successful completion of the Company’s real estate investment trust (“REIT”) conversion and payment of the previously declared special distribution on the Company’s shares of common stock through an aggregate of $5.6 million in cash and the issuance of 1,198,963 shares of the Company’s common stock. ▪ Reported Net Income per diluted share of $16.60 and $16.69 for the quarter and year ended December 31, 2020, respectively. ▪ Reported FFO per diluted share of $2.11 and $5.84 for the quarter and year ended December 31, 2020, respectively. ▪ Reported AFFO per diluted share of $2.20 and $5.57 for the quarter and year ended December 31, 2020, respectively. ▪ Paid a regular cash dividend for the fourth quarter of 2020 of $1.00 per share on November 30, 2020 to shareholders of record as of November 16, 2020. ▪ Collected 99% of the Contractual Base Rent (“CBR”) (as defined below) due for the three months ended December 31, 2020. ▪ During the fourth quarter of 2020, sold three income properties and one vacant land parcel for $34.9 million, representing a weighted average exit cap rate of 6.1%. ▪ During the fourth quarter of 2020, the Land JV (as defined below) sold 86 acres for $11.5 million. ▪ Sold eight billboard sites during the fourth quarter of 2020 for a sales price of $1.5 million, resulting in a gain equal to the sales price. ▪ Total real estate transaction activity for 2020, which includes income property acquisitions and dispositions, as well as vacant land sales of the Land JV (as defined below), totaled a Company record $336.0 million. ▪ Book value per share outstanding as of December 31, 2020 was $59.32. ▪ Collected 99% of CBR (as defined below) due in January 2021. ▪ On January 28, 2021, the Company sold approximately 25,000 acres of subsurface oil, gas and mineral rights for $1.9 million, resulting in a gain on the sale of $1.8 million. ▪ Declared a regular cash dividend for the first quarter of 2021 of $1.00 per share, representing an annualized yield of 8.1% based on the closing price of CTO common stock on February 17, 2021.

Earnings Release

CEO Comments

"We are pleased with the progress we made during 2020 as we accomplished a record number of company-specific operational and transactional initiatives, with our fourth quarter REIT conversion representing the culmination of our multi-year process to reposition CTO Realty Growth into a high-quality, publicly traded diversified REIT," said John P. Albright, President and Chief Executive Officer of CTO Realty Growth. "This was a terrific year of execution for our team as we managed $336 million of real estate transaction activity, maintained strong cash flow in the face of the unprecedented pandemic, delivered year-over-year FFO per share growth of more than 90%, and completed our REIT conversion, which we believe provides the most tax-efficient organizational structure for our stockholders, and will allow us to provide them with an attractive and sustainable dividend."

Quarterly Financial Results Highlights

The tables below provide a summary of the Company's operating results for the three months ended December 31, 2020:

(in thousands)	For the Three Months Ended December 31, 2020	For the Three Months Ended December 31, 2019	*Variance to Comparable Period in the Prior Year*	
Income Properties	$ 14,544	$ 10,595	*$ 3,949*	*37.3%*
Management Fee Income	$ 664	$ 304	*$ 360*	*118.4%*
Commercial Loan and Master Lease Investments	$ 734	$ 921	*$ (187)*	*(20.3%)*
Real Estate Operations	$ 19	$ 143	*$ (124)*	*(86.7%)*
Total Revenues	$ 15,961	$ 11,963	*$ 3,998*	*33.4%*

The increase in total revenue was primarily attributable to income produced by the Company's recent income property acquisitions versus that of properties disposed of by the Company during the comparative period and revenue from management fee income, the majority of which was from the external management of PINE that did not commence until late in the fourth quarter of 2019.

(in thousands)	For the Three Months Ended December 31, 2020	For the Three Months Ended December 31, 2019	*Variance to Comparable Period in the Prior Year*	
Recurring General and Administrative Expenses	$ 1,941	$ 2,083	*$ (142)*	*(6.8%)*
Non-Cash Stock Compensation	$ 651	$ 629	*$ 22*	*3.5%*
REIT Conversion and Other Non-Recurring Items	$ 371	$ 225	*$ 146*	*64.9%*
Total General and Administrative Expenses	$ 2,963	$ 2,937	*$ 26*	*0.9%*

The operating results for the quarter ended December 31, 2020 were impacted by $0.4 million of general and administrative expenses primarily related to legal, audit, and other professional fees incurred in connection with the Company's 2020 REIT conversion.

(in thousands, except per share data)	For the Three Months Ended December 31, 2020	For the Three Months Ended December 31, 2019	*Variance to Comparable Period in the Prior Year*	
Net Income	$ 79,682	$ 96,422	*$ (16,740)*	*(17.4%)*
Net Income per diluted share	$ 16.60	$ 20.04	*$ (3.44)*	*(17.2%)*
FFO [(1)]	$ 10,129	$ 3,718	*$ 6,411*	*172.4%*
FFO per diluted share [(1)]	$ 2.11	$ 0.77	*$ 1.34*	*174.0%*

For the Quarter and Year Ended December 31, 2020

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Earnings Release

CTO REALTY GROWTH

AFFO [(1)]	$	10,557	$	3,433	$	7,124	207.5%
AFFO per diluted share [(1)]	$	2.20	$	0.71	$	1.49	209.9%
Dividends Declared and Paid, per share	$	12.98 [(2)]	$	0.13	$	12.85	9,884.6%

(1) See the "Non-GAAP Financial Measures" section and tables at the end of this press release for a discussion and reconciliation of Net Income to non-GAAP financial measures, including FFO, FFO per diluted share, AFFO and AFFO per diluted share.

(2) Includes the payment of the Company's previously announced special distribution in an aggregate amount of approximately $55.8 million (the "Special Distribution"). The Special Distribution is intended to ensure that the Company has distributed all of its previously undistributed earnings and profits attributable to taxable periods ended on or prior to December 31, 2019, as required in connection with the Company's election to be taxable as a REIT commencing with its taxable year ended December 31, 2020. The Special Distribution was paid through an aggregate of approximately $5.6 million in cash and the issuance of 1,198,963 shares of the Company's common stock.

Net income for the quarter ended December 31, 2020 includes an increase in deferred income tax benefit of $82.5 million related to the de-recognition of certain deferred tax assets and liabilities as a result of the Company's conversion to a REIT. Additionally, net income for the fourth quarter of 2020 includes an increase of $1.3 million in gains on disposition of income producing properties, a vacant land parcel, and billboard sales from the comparative period in 2019, which gains were impacted by a non-cash impairment charge of ($7.2) million primarily related to an impairment of the Company's retained interest in the Land JV and a decrease in the closing stock price of PINE resulting in a non-cash, unrealized loss of ($1.1) million on the mark-to-market of the Company's investment in PINE. Net income for the fourth quarter of 2019 includes $95.5 million attributable to discontinued operations, including the Company's former land holdings and golf operations.

Annual Financial Results Highlights

The tables below provide a summary of the Company's operating results for the year ended December 31, 2020:

(in thousands)		For the Year Ended December 31, 2020		For the Year Ended December 31, 2019		*Variance to Comparable Period in the Prior Year*	
Income Properties	$	49,953	$	41,956	$	7,997	19.1%
Management Fee Income	$	2,744	$	304	$	2,440	802.6%
Commercial Loan and Master Lease Investments	$	3,034	$	1,829	$	1,205	65.9%
Real Estate Operations	$	650	$	852	$	(202)	(23.7%
Total Revenues	$	56,381	$	44,941	$	11,440	25.5%

The increase in total revenue year-over-year was primarily attributable to income produced by the Company's recent income property acquisitions versus that of properties disposed of by the Company during the comparative period, income from commercial loan and master lease investments that were originated during and subsequent to the second quarter of 2019, and revenue from management fee income, the majority of which was from the external management of PINE, which did not commence until late in the fourth quarter of 2019.

(in thousands)		For the Year Ended December 31, 2020		For the Year Ended December 31, 2019		*Variance to Comparable Period in the Prior Year*	
Recurring General and Administrative Expenses	$	7,355	$	6,668	$	687	10.3%
Non-Cash Stock Compensation	$	2,786	$	2,688	$	98	3.6%
REIT Conversion and Other Non-Recurring Items	$	1,426	$	462	$	964	208.7%
Total General and Administrative Expenses	$	11,567	$	9,818	$	1,749	17.8%

The operating results for the year ended December 31, 2020 were impacted by a 17.8% increase in total general and administrative expenses, primarily related to legal, audit, and other professional fees incurred in connection with the

For the Quarter and Year Ended December 31, 2020 6

Earnings Release

CTO REALTY GROWTH

Company's 2020 REIT conversion and increased audit, tax and legal fees, primarily attributable to the Company's Land JV and the asset portfolio sale to PINE, for which fees were incurred primarily during the first quarter of 2020.

(in thousands, except for per share data)		For the Year Ended December 31, 2020		For the Year Ended December 31, 2019		*Variance to Comparable Period in the Prior Year*	
Net Income	$	78,509	$	114,973	*$*	*(36,464)*	*(31.7%)*
Net Income per diluted share	$	16.69	$	23.00	*$*	*(6.31)*	*(27.4%)*
FFO (1)	$	27,468	$	14,224	*$*	*13,244*	*93.1%*
FFO per diluted share (1)	$	5.84	$	2.85	*$*	*2.99*	*104.9%*
AFFO (1)	$	26,215	$	14,819	*$*	*11,396*	*76.9%*
AFFO per diluted share (1)	$	5.57	$	2.97	*$*	*2.60*	*87.5%*
Dividends Declared and Paid, per share	$	13.88 (2)	$	0.44	*$*	*13.44*	*3,054.5%*

(1) See the "Non-GAAP Financial Measures" section and tables at the end of this press release for a discussion and reconciliation of Net Income to non-GAAP financial measures, including FFO, FFO per diluted share, AFFO and AFFO per diluted share.

(2) Includes the payment of the Special Distribution in an aggregate amount of approximately $55.8 million. The Special Distribution is intended to ensure that the Company has distributed all of its previously undistributed earnings and profits attributable to taxable periods ended on or prior to December 31, 2019, as required in connection with the Company's election to be taxable as a REIT commencing with its taxable year ended December 31, 2020. The Special Distribution was paid through an aggregate of approximately $5.6 million in cash and the issuance of 1,198,963 shares of the Company's common stock.

Net income for the year ended December 31, 2020 includes an increase in deferred income tax benefit of $82.5 million related to the de-recognition of certain deferred tax assets and liabilities as a result of the Company's conversion to a REIT. Net income for the year ended December 31, 2020 also includes a decrease of ($12.2) million from the year-over-year difference in gains on disposition of income producing properties, a vacant land parcel, and billboard sales, a non-cash impairment charges of ($9.1) million primarily related to an impairment of the Company's retained interest in the Land JV, a decrease in the closing stock price of PINE resulting in a non-cash, unrealized loss of ($8.2) million on the mark-to-market of the Company's investment in PINE, and an aggregate loss of ($2.1) million related to the Company's commercial loan portfolio that included the impairment charge recognized in the first quarter of 2020 related to the Company's disposition of four of its commercial loan investments. These losses were offset by an increase in gain on extinguishment of debt of $1.1 million related to the repurchase of $12.5 million aggregate amount of the Company's convertible notes. Net income for the year ended December 31, 2019 includes $98.4 million attributable to discontinued operations, including the Company's former land holdings and golf operations.

Acquisitions

During the year ended December 31, 2020, the Company acquired three retail properties and one office property for total acquisition volume of $185.1 million, reflecting a weighted average going-in cap rate of 7.8%.

Dispositions

During the three months ended December 31, 2020, the Company sold three income properties and one vacant land parcel for total disposition volume of $34.9 million, reflecting a weighted average exit cap rate of 6.1%. The sale of the properties generated a gain of $0.9 million.

During the fourth quarter and full year of 2020, the Company sold eight billboard sites for a sales price of $1.5 million, resulting in a gain equal to the sales price.

For the Quarter and Year Ended December 31, 2020 7

Earnings Release

CTO REALTY GROWTH

During the year ended December 31, 2020, the Company sold 11 income properties and one vacant land parcel for total disposition volume of $86.5 million, reflecting a weighted average exit cap rate of 5.2%. The sale of the properties generated a gain of $8.6 million.

On January 20, 2021, the Company completed the sale of the property located in Brandon, Florida leased to two tenants operating as World of Beer and Fuzzy's Taco Shop for a sale price of $2.3 million, of which proceeds are expected to be a part of a 1031 like-kind exchange transaction. The gain on the sale was approximately $0.6 million.

Income Property Portfolio

As of December 31, 2020, the Company's portfolio had economic occupancy of 93.0% and physical occupancy of 92.6%.

The Company's income property portfolio consisted of the following as of December 31, 2020:

Property Type	# of Properties	Square Feet	Weighted Average Remaining on Lease Term
Single-Tenant (1)	21	1,478	18.6 years
Multi-Tenant	6	1,016	5.9 years
Total / Weighted Average Lease Term	27	2,494	12.7 years
% of Rent attributable to Retail Tenants		64%	
% of Rent attributable to Office Tenants		33%	
% of Rent attributable to Hotel Ground Lease		3%	

Square feet in thousands.

(1) The 21 single-tenant properties include (i) a property leased to The Carpenter Hotel which is under a long-term ground lease and includes two tenant-repurchase options and (ii) a property in Hialeah leased to a master tenant which includes three tenant-repurchase options. Pursuant to FASB ASC Topic 842, Leases, the $16.3 and $21.0 million investments, respectively, have been recorded in the Company's consolidated balance sheet as of December 31, 2020 as Commercial Loan and Master Lease Investments.

Operational Highlights

During the fourth quarter of 2020, CTO signed leases totaling approximately 155,300 square feet. A summary of the Company's leasing activity is as follows:

Retail	Square Feet	Weighted Average Lease Term	Weighted Average Cash Rent Per Square Foot	Tenant Improvements	Leasing Commissions
New Leases	22.4	9.8	$38.72	$ 2,850	$ 305
Renewals & Extensions	132.9	5.7	$23.84	0	54
Total	155.3	6.6	$25.99	$ 2,850	$ 359

In thousands except for per square foot and lease term data.

COVID-19 Pandemic and Rent Collection Update

In March 2020, the World Health Organization declared the outbreak of the novel coronavirus as a pandemic (the "COVID-19 Pandemic"), which has spread throughout the United States. The spread of the COVID-19 Pandemic has continued to cause significant volatility in the U.S. and international markets, and in many industries, business activity has experienced periods of almost complete shutdown. There continues to be uncertainty around the duration and severity of business disruptions related to the COVID-19 Pandemic, as well as its impact on the U.S. economy and international economies.

Q4 2020 Rent Status: The Company collected 99% of the CBR due for the three months ended December 31, 2020. CBR represents the amount owed to the Company under the current terms of its lease agreements in each respective month. The Company has previously agreed to defer or abate certain CBRs in exchange for additional lease term or other lease

For the Quarter and Year Ended December 31, 2020

8

Earnings Release For the Quarter and Year Ended December 31, 2020 9 enhancing additions. In general, the repayment of the deferred CBR began in the third quarter of 2020, with ratable payments continuing, in some cases, into 2023. The Company has not yet reached an agreement with certain tenants responsible for 1% of CBR due during the three months ended December 31, 2020. 2021 Rent Status: As of February 17, 2021, the Company has received payments for CBR due in January 2021 from tenants representing 99% of the CBR due during such period. An assessment of the current or identifiable potential financial and operational impacts on the Company as a result of the COVID-19 Pandemic are as follows: • The total borrowing capacity on the Company’s revolving credit facility is based on the assets currently in the borrowing base, as defined by the Company’s revolving credit facility agreement. Pursuant to the terms of the revolving credit facility agreement, any property in the borrowing base with a tenant that is more than 60 days past due on its contractual rent obligations would be automatically removed from the borrowing base and the Company’s borrowing capacity would be reduced. For the tenants requesting rent relief with which the Company has reached an agreement, such deferral and/or abatement agreements for current rent, under the terms of the credit facility, would not be past due if the tenants adhere to such modifications, and thus those properties would not be required to be removed from the borrowing base. The Company’s available borrowing capacity has not been limited as a result of the referenced terms of the revolving credit facility. • As a result of the outbreak of the COVID-19 Pandemic, the federal government and the state of Florida issued orders encouraging everyone to remain in their residence and not go into work. In response to these orders and in the best interest of our employees and directors, we have implemented significant preventative measures to ensure the health and safety of our employees and Board of Directors (the “Board”), including: (i) conducting all meetings of the Board and Committees of the Board telephonically or via a visual conferencing service, (ii) permitting the Company’s employees to work from home at their election, (iii) enforcing appropriate social distancing practices in the Company’s office, (iv) encouraging the Company’s employees to wash their hands often and use face masks, (v) providing hand sanitizer and other disinfectant products throughout the Company’s office, (vi) requiring employees who do not feel well in any capacity to stay at home, and (vii) requiring all third-party delivery services (e.g. mail, food delivery, etc.) to complete their service outside the front door of the Company’s office. The Company also offered COVID-19 testing to its employees to ensure a safe working environment. These preventative measures have not had any material adverse impact on the Company’s financial reporting systems, internal controls over financial reporting or disclosure controls and procedures. At this time, we have not laid off, furloughed, or terminated any employee in response to the COVID-19 Pandemic. Land Joint Venture During the three months ended December 31, 2020, the venture formed when the Company sold its controlling interest in the entity that owned the Company’s remaining land portfolio, of which the Company has a retained interest (the “Land JV”) sold 86 acres for $11.5 million. From inception through December 31, 2020, the Land JV has sold approximately 3,800 acres for $79.7 million, which has resulted in distributions to the joint venture partner that reduced the partner’s capital balance to $32.4 million as of December 31, 2020. Following these transactions, the Land JV has approximately 1,600 acres of undeveloped land, or an estimated $70.0 million to $95.0 million of potential value remaining. Following the repayment of the Land JV partner’s capital balance, the Company is scheduled to receive 90% of the additional proceeds under the terms of the Land JV agreement. The Land JV’s current transaction pipeline related to the remaining 1,600 acres includes 55 acres of potential land sales that total $5.0 million. The buyers of these parcels include in-state and out-of-state developers. Commercial Loan Investments During the three months ended December 31, 2020, the Company completed the following commercial loan transactions: ▪ Invested approximately $0.4 million in one commercial loan provided to the buyer of a vacant land parcel located in Dallas, Texas. The loan has an initial term of 2.5 years and an interest rate of 7.5%.

Earnings Release For the Quarter and Year Ended December 31, 2020 10 ▪ Generated proceeds of $2.0 million in connection with the borrower’s repayment of the Company’s loan made to the buyer of the Company’s former golf operations. During the year ended December 31, 2020, the Company sold four of its commercial loan investments generating aggregate proceeds of approximately $20.0 million, received a $2.0 million repayment, and invested $0.4 million in one commercial loan. The following is a summary of the Company’s commercial loan investment as of December 31, 2020: ($ in thousands) Date of Investment Maturity Date Original Loan Amount Carrying Value Interest Rate Mortgage Note – 4311 Maple Avenue, Dallas, TX October 2020 April 2023 $ 400 $ 392 7.50% Subsurface Interests During the year ended December 31, 2020, the Company sold 345 acres of subsurface interests totaling $0.6 million. As of December 31, 2020, the Company owns full or fractional subsurface oil, gas, and mineral interests underlying approximately 454,000 “surface” acres of land owned by others in 20 counties in Florida. On January 28, 2021, the Company sold approximately 25,000 acres of subsurface oil, gas and mineral rights for $1.9 million, resulting in a gain on the sale of $1.8 million. REIT Conversion and NYSE Uplisting During the third quarter of 2020, the Company’s Board unanimously approved a plan for the Company to elect to be subject to tax as a REIT for U.S. federal income tax purposes, commencing with its taxable year ended December 31, 2020. In connection with the REIT conversion, the Company’s Board declared a special distribution on its shares of common stock in an aggregate amount of $55.8 million (the “Special Distribution”), payable in cash and shares of the Company’s common stock. The Special Distribution was paid on December 21, 2020 to shareholders of record as of the close of business on November 19, 2020 through an aggregate of $5.6 million in cash and the issuance of 1,198,963 shares of the Company’s common stock. On February 1, 2020, the Company announced the completion of a merger that was undertaken in connection with the Company’s previously announced plan for the Company to elect to be subject to tax as a REIT for U.S. federal income tax purposes (the “Merger”). As a result of the Merger, the Company is a corporation organized in the state of Maryland and the Company’s charter includes certain standard REIT provisions, including ownership limitations and transfer restrictions applicable to the Company’s capital stock. Following the completion of the Merger, the Company’s common stock began trading on the New York Stock Exchange on February 1, 2021 under the ticker symbol “CTO.” Capital Markets and Balance Sheet During the year ended December 31, 2020, the Company completed the following notable capital markets transactions: ▪ Exchanged or refinanced the $75.0 million of convertible notes due in March 2020 that carried a coupon rate of 4.50% with a new issuance of $75.0 million in convertible notes that mature in April 2025 and have a coupon rate of 3.875% (the “2025 Notes”). Repurchased $12.5 million aggregate principal amount of the Company’s 2025 Notes at a $2.6 million cash

Earnings Release For the Quarter and Year Ended December 31, 2020 11 ▪ discount, resulting in a gain on the extinguishment of debt of $1.1 million. ▪ Under the Company’s $10.0 million buyback program, the Company repurchased 88,565 shares for approximately $4.1 million with an average purchase price of $46.29 per share. The per share purchase price is unadjusted for the Company’s Special Distribution in connection with its REIT Conversion. The following table provides a summary of the Company’s long-term debt, at face value, as of December 31, 2020: Component of Long-Term Debt Principal Interest Rate Maturity Date Revolving Credit Facility (1) $100.0 million 0.7325% + [1.35% – 1.95%] May 2023 Revolving Credit Facility (2) $50.0 million 0.2200% + [1.35% – 1.95%] May 2023 Revolving Credit Facility $14.8 million 30-day LIBOR + [1.35% – 1.95%] May 2023 Mortgage Note Payable (3) $23.2 million 3.17% April 2021 Mortgage Note Payable $30.0 million 4.33% October 2034 2025 Convertible Senior Notes $62.5 million 3.88% April 2025 Total Debt / Weighted Average Interest Rate $280.5 million 2.78% (1) Effective March 31, 2020, the Company utilized an interest rate swap to achieve a fixed LIBOR rate of 0.7325% plus the applicable spread on $100.0 million of the outstanding balance on the revolving credit facility. (2) Effective August 31, 2020, the Company utilized an interest rate swap to achieve a fixed LIBOR rate of 0.2200% plus the applicable spread on $50.0 million of the outstanding balance on the revolving credit facility. (3) The mortgage note payable is subject to an interest rate swap to achieve a fixed interest rate of 3.17%. Dividends On October 28, 2020, the Company announced a regular cash dividend for the fourth quarter of 2020 of $1.00 per share, payable on November 30, 2020 to stockholders of record as of the close of business on November 16, 2020. The 2020 fourth quarter cash dividend represented a 150.0% increase over the Company’s previous quarterly regular cash dividend and a payout ratio of 47% of Q4 2020 FFO per share and 45% of Q4 2020 AFFO per share. On December 21, 2020, the Company announced the completion of the Special Distribution of $11.98 per share in connection with its REIT conversion, paid on December 21, 2020 to shareholders of record as of the close of business on November 19, 2020. During year ended December 31, 2020, the Company paid regular cash dividends of $1.90 per share and total dividends, including the Special Distribution in connection with its REIT conversion, of $13.88 per share. On February 16, 2021, the Company announced a regular cash dividend for the first quarter of 2021 of $1.00 per share, payable on March 31, 2021 to stockholders of record as of the close of business on March 22, 2021. The 2021 first quarter cash dividend represents an annualized yield of 8.1% based on the closing price of the Company’s common stock on February 17, 2021. 2021 Outlook The Company's outlook and guidance for 2021 assumes improvement in economic activity, stable or positive business trends related to each of our tenants and other significant assumptions. The Company’s outlook for 2021 is as follows: 2021 Outlook Low High Acquisition of Income-Producing Assets $75.0 million $125.0 million Target Investment Initial Cash Yield 6.50% 7.25%

Earnings Release For the Quarter and Year Ended December 31, 2020 12 Disposition of Assets (1) $75.0 million $125.0 million Target Disposition Cash Yield (1) 6.35% 6.75% FFO Per Diluted Share $3.80 $4.10 AFFO Per Diluted Share $3.90 $4.20 Weighted Average Diluted Shares Outstanding 5.9 million 5.9 million (1) Includes the disposition of one property subsequent to December 31, 2020, as described above under “Dispositions.” The Company's outlook and guidance for 2021 is based on current plans and assumptions, and subject to risks and uncertainties more fully described in this press release and the Company’s reports filed with the Securities and Exchange Commission (the “SEC”). CEO Comments “With our focus now on 2021, we are encouraged with our leasing activity and the opportunity to continue to monetize non- core and non-income producing properties to drive additional cash flow for our stockholders,” said John P. Albright, President and Chief Executive Officer of CTO Realty Growth. “As we look at our growth strategy for 2021 and beyond, we believe we can drive organic growth by selling some of our existing single tenant, net leased assets and reinvesting the proceeds in multi-tenant properties that we think have the potential to provide more attractive risk-adjusted returns.” 4th Quarter Earnings Conference Call & Webcast The Company will host a conference call to present its operating results for the quarter and year ended December 31, 2020, on Friday, February 19, 2021, at 9:00 AM ET. Stockholders and interested parties may access the earnings call via teleconference or webcast: Teleconference: USA (Toll Free) 1-888-317-6003 International: 1-412-317-6061 Canada (Toll Free): 1-866-284-3684 Please dial in at least fifteen minutes prior to the scheduled start time and use the code 0116865 when prompted. A webcast of the call can be accessed at: https://services.choruscall.com/links/cto210219.html. To access the webcast, log on to the web address noted above or go to http://www.ctorealtygrowth.com and log in at the investor relations section. Please log in to the webcast at least ten minutes prior to the scheduled time of the Earnings Call. About CTO Realty Growth, Inc. CTO Realty Growth, Inc. is a publicly traded diversified REIT that owns and operates a diversified portfolio of income properties comprising approximately 2.5 million square feet in the United States. CTO also owns an approximate 23.5% interest in Alpine Income Property Trust, Inc., a publicly traded net lease real estate investment trust (NYSE: PINE). We encourage you to review our most recent investor presentation, which is available on our website at www.ctorealtygrowth.com. Safe Harbor Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,”

Earnings Release For the Quarter and Year Ended December 31, 2020 13 “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words. Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; the ultimate geographic spread, severity and duration of pandemics such as the recent outbreak of the novel coronavirus, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE or the venture formed when the Company sold its controlling interest in the entity that owned the Company’s remaining land portfolio, of which the Company has a retained interest; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, each as filed with the SEC. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances. Non-GAAP Financial Measures Our reported results are presented in accordance with GAAP. We also disclose Funds From Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”), both of which are non-GAAP financial measures. We believe these two non- GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operating activities as reported on our statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate related depreciation and amortization, including the pro rata share of such adjustments of unconsolidated subsidiaries. The Company also excludes the gains or losses from sales of assets incidental to the primary business of the REIT which specifically include the sales of mitigation credits, impact fee credits, subsurface sales, and the land sales gains included in discontinued operations. To derive AFFO, we modify the NAREIT computation of FFO to include other adjustments to GAAP net income related to non-cash revenues and expenses such as straight-line rental revenue, amortization of deferred financing costs, amortization of capitalized lease incentives and above- and below- market lease related intangibles, and non-cash compensation. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. We use AFFO as one measure of our performance when we formulate corporate goals.

Earnings Release For the Quarter and Year Ended December 31, 2020 14 FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is an additional useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by other non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

Consolidated Balance Sheets For the Quarter and Year Ended December 31, 2020 15 CTO Realty Growth, Inc. Consolidated Balance Sheets (In thousands, except share and per share data) As of (Unaudited) December 31, 2020 December 31, 2019 ASSETS Real Estate: Land, at cost $ 166,512 $ 160,090 Building and Improvements, at cost 305,614 232,752 Other Furnishings and Equipment, at cost 672 733 Construction in Process, at cost 323 24 Total Real Estate, at cost 473,121 393,599 Less, Accumulated Depreciation (30,737) (23,008) Real Estate—Net 442,384 370,591 Land and Development Costs 7,083 6,732 Intangible Lease Assets—Net 50,176 49,022 Assets Held for Sale 833 833 Investment in Joint Ventures 48,677 55,737 Investment in Alpine Income Property Trust, Inc. 30,574 38,814 Mitigation Credits 2,622 2,323 Commercial Loan and Master Lease Investments 38,320 34,625 Cash and Cash Equivalents 4,289 6,475 Restricted Cash 29,536 128,430 Refundable Income Taxes 26 — Other Assets 11,411 9,704 Total Assets $ 665,931 $ 703,286 LIABILITIES AND SHAREHOLDERS’ EQUITY Liabilities: Accounts Payable $ 1,047 $ 1,386 Accrued and Other Liabilities 9,090 5,687 Deferred Revenue 3,319 5,831 Intangible Lease Liabilities—Net 24,163 26,198 Liabilities Held for Sale 831 832 Income Taxes Payable — 439 Deferred Income Taxes—Net 3,521 90,282 Long-Term Debt 273,061 287,218 Total Liabilities 315,032 417,873 Commitments and Contingencies Shareholders’ Equity: Common Stock – 25,000,000 shares authorized; $1 par value, 7,310,680 shares issued and 5,915,756 shares outstanding at December 31, 2020; 6,076,813 shares issued and 4,770,454 shares outstanding at December 31, 2019 7,250 6,017 Treasury Stock – 1,394,924 shares at December 31, 2020 and 1,306,359 shares at December 31, 2019 (77,541) (73,441) Additional Paid-In Capital 83,183 26,690 Retained Earnings 339,917 326,073 Accumulated Other Comprehensive Income (Loss) (1,910) 74 Total Shareholders’ Equity 350,899 285,413 Total Liabilities and Shareholders’ Equity $ 665,931 $ 703,286

Consolidated Statements of Operations

CTO Realty Growth, Inc.
Consolidated Statements of Operations
(In thousands, except share, per share and dividend data)

	Three Months Ended (Unaudited) December 31, 2020	Three Months Ended December 31, 2019	Year Ended (Unaudited) December 31, 2020	Year Ended December 31, 2019
Revenues				
Income Properties	$ 14,544	$ 10,595	$ 49,953	$ 41,956
Management Fee Income	664	304	2,744	304
Interest Income from Commercial Loan and Master Lease Investments	734	921	3,034	1,829
Real Estate Operations	19	143	650	852
Total Revenues	15,961	11,963	56,381	44,941
Direct Cost of Revenues				
Income Properties	(3,715)	(1,956)	(11,988)	(7,000)
Real Estate Operations	40	(10)	(3,223)	(105)
Total Direct Cost of Revenues	(3,675)	(1,966)	(15,211)	(7,105)
General and Administrative Expenses	(2,963)	(2,937)	(11,567)	(9,818)
Impairment Charges	(7,242)	—	(9,147)	—
Depreciation and Amortization	(4,729)	(4,090)	(19,063)	(15,797)
Total Operating Expenses	(18,609)	(8,993)	(54,988)	(32,720)
Gain on Disposition of Assets	2,381	1,109	9,746	21,978
Gain on Extinguishment of Debt	—	—	1,141	—
Other Gains and Income	2,381	1,109	10,887	21,978
Total Operating Income	(267)	4,079	12,280	34,199
Investment and Other Income (Loss)	(686)	258	(6,432)	344
Interest Expense	(2,454)	(3,247)	(10,838)	(12,466)
Income from Continuing Operations Before Income Tax Expense	(3,407)	1,090	(4,990)	22,077
Income Tax Benefit (Expense) from Continuing Operations	83,089	(182)	83,499	(5,472)
Income from Continuing Operations	79,682	908	78,509	16,605
Income from Discontinued Operations (Net of Income Tax)	—	95,514	—	98,368
Net Income	$ 79,682	$ 96,422	$ 78,509	$ 114,973
Per Share Information:				
Basic				
Net Income from Continuing Operations	$ 16.60	$ 0.19	$ 16.69	$ 3.32
Net Income from Discontinued Operations (Net of Income Tax)	—	19.86	—	19.71
Basic Net Income per Share	$ 16.60	$ 20.05	$ 16.69	$ 23.03
Diluted				
Net Income from Continuing Operations	$ 16.60	$ 0.19	$ 16.69	$ 3.32
Net Income from Discontinued Operations (Net of Income Tax)	—	19.85	—	19.68
Diluted Net Income per Share	$ 16.60	$ 20.04	$ 16.69	$ 23.00
Weighted Average Number of Common Shares:				
Basic	4,799,668	4,808,417	4,704,877	4,991,656
Diluted	4,799,668	4,811,765	4,704,877	4,998,043
Dividends Declared and Paid	$ 12.98	$ 0.13	$ 13.88	$ 0.44

For the Quarter and Year Ended December 31, 2020

16

Non-GAAP Financial Measures

CTO REALTY GROWTH

CTO Realty Growth, Inc.
Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended	
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net Income	$ 79,682	$ 96,422	$ 78,509	$ 114,973
Depreciation and Amortization	4,729	4,090	19,063	15,797
Gains on Disposition of Assets	(2,381)	(833)	(9,746)	(16,507)
Losses (Gains) on Other Assets (Including Discontinued Operations)	(60)	(95,900)	2,480	(99,978)
Impairment Charges	7,242	—	9,147	—
Unrealized (Gain) Loss on Investment Securities	1,142	(61)	8,240	(61)
Income Tax Benefit from De-Recognition of REIT Deferred Tax Assets and Liabilities	(80,225)	—	(80,225)	—
Funds from Operations	$ 10,129	$ 3,718	$ 27,468	$ 14,224
Adjustments:				
Straight-Line Rent Adjustment	$ (754)	$ (873)	$ (2,564)	$ (1,680)
COVID-19 Rent Repayments (Deferrals), Net	363	—	(1,005)	—
Amortization of Intangibles to Lease Income	(402)	(572)	(1,754)	(2,383)
Lease Incentive Amortization	—	50	—	277
Contributed Leased Assets Accretion	(115)	(43)	(245)	(217)
Gain on Extinguishment of Debt	—	—	(1,141)	—
Amortization of Discount on Convertible Debt	312	348	1,379	1,357
Non-Cash Compensation	651	629	2,786	2,688
Non-Recurring G&A	371	225	1,426	462
Loan Cost Amortization	116	120	454	444
Accretion of Loan Origination Fees	3	(67)	(161)	(135)
Non-Cash Imputed Interest	(117)	(102)	(428)	(218)
Adjusted Funds from Operations	$ 10,557	$ 3,433	$ 26,215	$ 14,819
FFO per diluted share	$ 2.11	$ 0.77	$ 5.84	$ 2.85
AFFO per diluted share	$ 2.20	$ 0.71	$ 5.57	$ 2.97

For the Quarter and Year Ended December 31, 2020

17

Summary of Debt For the Quarter and Year Ended December 31, 2020 18 Notes Payable Principal Interest Rate Maturity Date Revolving Credit Facility (1) 100.0 million 0.7325% + [1.35% – 1.95%] May 2023 Revolving Credit Facility (2) 50.0 million 0.2200% + [1.35% – 1.95%] May 2023 Revolving Credit Facility 14.8 million 30-day LIBOR + [1.35% – 1.95%] May 2023 2025 Convertible Senior Notes 62.5 million 3.88% April 2025 Total Notes / Weighted- Average Interest Rate $227.3 million 2.53% Mortgages Payable Principal Interest Rate Maturity Date Wells Fargo Raleigh, NC Mortgage Payable (3) $23.2 million 3.17% April 2021 Six-Property CMBS Mortgage Payable 30.0 million 4.33% October 2034 Total Mortgages / Weighted- Average Interest Rate $53.2 million 3.82% Fixed vs. Variable Principal Interest Rate % of Total Total Fixed Rate Debt $265.7 million 2.84% 95% Total Variable Rate Debt 14.8 million 30-day LIBOR + [1.35% – 1.95%] 5% Total Debt $280.5 million 2.78% 100% Net Debt to Total Enterprise Value 50% Any differences a result of rounding. (1) Effective March 31, 2020, the Company utilized an interest rate swap to achieve a fixed LIBOR rate of 0.7325% plus the applicable spread on $100 million of the outstanding balance on the revolving credit facility. (2) Effective August 31, 2020, the Company utilized an interest rate swap to achieve a fixed LIBOR rate of 0.2200% plus the applicable spread on $50 million of the outstanding balance on the revolving credit facility. (3) The mortgage note payable is subject to an interest rate swap to achieve a fixed interest rate of 3.17%.

Notable Acquisitions & Dispositions

CTO REALTY GROWTH

Property	Property Type	Date	Price	Square Feet	% Leased at Acquisition
Crossroads Towne Center - Chandler, AZ	Multi-Tenant Retail	1/24/2020	$61.8	254,109	99%
Ashford Lane (Formerly Perimeter Place) - Atlanta, GA	Multi-Tenant Retail	2/21/2020	75.4	268,572	80%
Sabal Pavilion - Tampa, FL	Single Tenant Office	8/21/2020	26.9	120,500	100%
Westland Gateway Plaza - Hialeah, FL(1)	Master Leased Retail	9/25/2020	21.0	108,029	100%
Total Acquisitions	**4 Properties**		**$185.1**	**751,210**	

Property	Property Type	Date	Square Feet	Price	Gain (Loss)
CVS - Dallas, TX	Single Tenant Retail	4/24/2020	10,340	$15.2	$0.9
Wawa - Daytona Beach, FL	Single Tenant Retail	4/29/2020	28,000	6.0	1.8
Chase Bank - Jacksonville, FL	Single Tenant Retail	6/18/2020	3,614	6.7	1.0
7-Eleven - Dallas, TX	Multi-Tenant Retail	6/26/2020	4,685	2.4	(0.0)
Bank of America - Monterey, CA	Single Tenant Retail	6/29/2020	32,692	9.0	3.9
Wawa - Jacksonville, FL	Single Tenant Retail	7/23/2020	6,267	7.1	0.2
Carrabba's Italian Grill - Austin, TX	Single Tenant Retail	8/5/2020	6,528	2.6	(0.1)
PDQ - Jacksonville, FL	Single Tenant Retail	9/8/2020	3,366	2.5	0.1
Macaroni Grill - Arlington, TX	Single Tenant Retail	10/13/2020	8,123	2.5	0.1
Aspen Core - Aspen, CO	Single Tenant Retail	12/21/2020	19,596	28.5	0.5
Outback Steakhouse - Austin, TX	Single Tenant Retail	12/23/2020	6,176	3.4	0.2
Total Dispositions	**11 properties**		**129,387**	**$86.0**	**$8.6**

$ in millions.
Any differences a result of rounding
(1) Accounted for as a loan within the Company's GAAP financial statements.

For the Quarter and Year Ended December 31, 2020

19

Summary of Joint Ventures For the Quarter and Year Ended December 31, 2020 20 Land Joint Venture Q4 2020 Since Inception Land Sales Acres Sold 86 acres 3,800 acres Sales Price $11.5 million $79.7 million Distributions to Joint Venture Partner $11.1 million $76.3 million Partner Capital Balance as of December 31, 2020 $32.4 million Acres of Land Remaining to be Sold 1,600 acres Estimated Value $70.0 million - $95.0 million Mitigation Bank Joint Venture Q4 2020 Since Inception Mitigation Credit Sales Sales Price $0.7 million $6.0 million Distributions to Joint Venture Partner $0.1 million $6.0 million

Schedule of Other Assets For the Quarter and Year Ended December 31, 2020 21 Subsurface Interests Estimated Value Acres Available for Sale (1) 454,400 acres $8.0 million Excess Land Acreage Estimated Value 110 Beach Street, Daytona Beach, FL 0.1 acres Downtown Daytona Land – Combined Parcels 6.0 acres Total Excess Land 6.1 acres $7.0 million All numbers in thousands except for acres and unless otherwise noted. (1) Includes royalty, half interest and full interest acreage, with and without entry rights. Commercial Loans Origination Date Maturity Date Original Loan Amount Carrying Balance Interest Rate Mortgage Note – 4311 Maple Avenue, Dallas, TX October 2020 April 2023 $400 $392 7.50% Investment Securities Shares and Operating Partnership Units Owned Value Per Share at December 31, 2020 Estimated Value Alpine Income Property Trust 2,040 $14.99 per share $30.6 million

Leasing Summary

CTO REALTY GROWTH

Renewals & Extensions [1]	Q1 2020	Q2 2020	Q3 2020	Q4 2020	2020
Leases	1	6	4	7	**18**
Square Feet	19.5	94.9	41.7	132.9	**289.1**
New Cash Rent PSF	$24.00	$20.32	$19.07	$23.84	**$22.01**
Tenant Improvements	$361	$0	$0	$0	**$361**
Leasing Commissions	$214	$0	$75	$54	**$343**
Weighted Average Term	7.4 years	7.7 years	7.3 years	5.7 years	**6.9 years**

New Leases	Q1 2020	Q2 2020	Q3 2020	Q4 2020	2020
Leases	1	0	2	3	**6**
Square Feet	6.4	0	12.8	22.4	**41.6**
New Cash Rent PSF	$24.00	N/A	$25.11	$38.72	**$32.26**
Tenant Improvements	$140	$0	$222	$2,850	**$3,212**
Leasing Commissions	$49	$0	$79	$305	**$433**
Weighted Average Term	5.3 years	N/A	5.3 years	9.8 years	**8.2 years**

All Leases Summary	Q1 2020	Q2 2020	Q3 2020	Q4 2020	2020
Leases	**2**	**6**	**6**	**10**	**24**
Square Feet	**25.9**	**94.9**	**54.6**	**155.3**	**330.7**
New Cash Rent PSF	**$24.00**	**$20.32**	**$20.49**	**$25.99**	**$23.30**
Tenant Improvements	**$501**	**$0**	**$222**	**$2,850**	**$3,573**
Leasing Commissions	**$262**	**$0**	**$154**	**$359**	**$776**
Weighted Average Term	**6.9 years**	**7.7 years**	**6.7 years**	**6.6 years**	**6.9 years**

All numbers in thousands except per square foot data and unless otherwise noted.
Any differences a result of rounding.
(1) Renewal and extension leases represent the same tenant in the same location, with renewal leases being expiring leases rolling over and extensions representing existing leases being extended for additional term and/or additional rent.

For the Quarter and Year Ended December 31, 2020

22

Portfolio Diversification

CTO REALTY GROWTH

Tenant or Concept	Credit Rating [1]	Square Feet	Annualized Base Rent	Percent of Annualized Base Rent
Fidelity Investments	BBB	210	$ 3,646	8.6%
Wells Fargo	A+	450	2,784	6.6%
The Carpenter Hotel Austin Tex	Not Rated	74	2,464	5.8%
Ford Credit	BB+	121	2,284	5.4%
Master Lease Tenant of Westland Gateway Plaza	Not Rated	112	1,730	4.1%
General Dynamics	A	64	1,564	3.7%
24 Hour Fitness	D	46	1,486	3.5%
Harkins Theatres	Not Rated	56	926 [2]	2.2%
Lowe's	BBB+	132	917	2.2%
Burlington	BB	71	836	2.0%
Hobby Lobby	Not Rated	55	747	1.8%
Big Lots!	Not Rated	60	730	1.7%
The Hall at Ashford Lane	Not Rated	17	706	1.7%
LandShark	Not Rated	6	705	1.7%
Harris Teeter	BBB	45	704	1.7%
Party City	CCC	28	682	1.6%
Best Buy	BBB	36	630	1.5%
Staples	B	38	560	1.3%
Rite Aid	CCC+	16	558	1.3%
Bob's Discount Furniture	Not Rated	42	519	1.2%
Total Portfolio		**2,494**	**$ 42,379**	**100.0%**

All numbers in thousands unless otherwise noted.
Any differences a result of rounding.
(1) A credit rated, or investment grade rated tenant (rating of BBB- or Baa3 or higher) is a tenant or the parent of a tenant with a credit rating from S&P Global Ratings, Moody's Investors Service, Fitch Ratings or the National Association of Insurance Commissioners (NAIC).
(2) Harkins Theatres' Annualized Base Rent reflects defined rent beginning December 1, 2021. The Company and Harkins Theatres agreed to a percentage rent structure in consideration of the COVID-19 pandemic for the period of November 2020 through November 2021.

For the Quarter and Year Ended December 31, 2020 23

Portfolio Diversification For the Quarter and Year Ended December 31, 2020 24 Square Feet and Annualized Base Rent in thousands. Any differences a result of rounding. Geographic Concentration # of Properties Square Feet Annualized Base Rent Percent of Annualized Base Rent Florida 12 650 $ 14,364 33.9% Georgia 1 270 6,157 14.5% Arizona 2 289 5,513 13.0% Texas 4 412 4,753 11.2% New Mexico 1 210 3,646 8.6% North Carolina 2 496 3,489 8.2% Virginia 2 110 3,050 7.2% Washington 1 16 558 1.3% New York 1 16 486 1.1% Maryland 1 26 364 0.9% Total Portfolio 27 2,494 $ 42,379 100.0%

Portfolio Diversification For the Quarter and Year Ended December 31, 2020 25 Square Feet and Annualized Base Rent in thousands. Any differences a result of rounding. Metropolitan Statistical Area # of Properties Square Feet Annualized Base Rent Percent of Annualized Base Rent Jacksonville, FL 5 367 $ 8,588 20.3% Atlanta–Sandy Springs–Alpharetta, GA 1 270 6,157 14.5% Phoenix-Mesa-Scottsdale, AZ 2 288 5,513 13.0% Albuquerque, NM 1 210 3,646 8.6% Washington-Arlington-Alexandria, DC-VA-MD-WV 3 136 3,414 8.1% Raleigh, NC 1 450 2,784 6.6% Austin-Round Rock, TX 1 74 2,464 5.8% Tampa-St. Petersburg-Clearwater, FL 2 127 2,437 5.8% Miami-Fort Lauderdale-Pompano Beach, FL 1 112 1,730 4.1% Dallas-Fort Worth-Arlington, TX 2 207 1,372 3.2% Deltona–Daytona Beach–Ormond Beach, FL 2 12 992 2.3% Houston-The Woodlands-Sugar Land, TX 1 132 917 2.2% Charlotte-Concord-Gastonia, NC-SC 1 45 704 1.7% Seattle–Tacoma–Bellevue, WA 1 16 558 1.3% New York-Newark-Jersey City, NY-NJ 1 16 486 1.1% Orlando-Kissimmee-Sanford, FL 1 14 328 0.8% North Port–Sarasota–Bradenton, FL 1 18 290 0.7% Total Portfolio 27 2,494 $ 42,379 100.0% Bold Indicated Market with > 1 Million in Population 24 2,272 $ 37,741 89.1%

Lease Expirations

Year	# of Leases	Expiring Square Feet	Annualized Base Rent	Percent of Annualized Base Rent
2021[1]	18	114	$ 1,944	4.6%
2022	19	118	2,525	6.0%
2023	14	128	2,334	5.5%
2024	6	490	3,564	8.4%
2025	10	82	2,049	4.8%
2026	13	193	4,073	9.6%
2027	6	167	1,689	4.0%
2028	15	401	8,128	19.2%
2029	13	199	4,327	10.2%
2030	8	83	2,046	4.8%
2031	1	23	367	0.9%
2032	4	44	1,342	3.2%
2033	1	6	705	1.7%
2034	3	67	1,204	2.8%
2035	2	51	1,704	4.0%
Thereafter	3	189	4,378	10.3%
Total Portfolio	**136**	**2,355**	**$ 42,379**	**100.0%**

Physical Occupancy	**92.6%**
Economic Occupancy	**93.0%**

Expiring Square Feet and Annualized Base Rent in thousands.
Any differences a result of rounding.
(1) Includes leases that are month-to-month or in process of renewal.

For the Quarter and Year Ended December 31, 2020

26

Schedule of Properties

CTO REALTY GROWTH

Property	Asset Type	Property Type	Acreage	Square Feet	Occupancy
Wells Fargo – Raleigh, NC	Single Tenant	Office	40.6	450,393	100%
Ashford Lane – Atlanta, GA	Multi-Tenant	Retail	43.7	269,695	70%
Crossroads Towne Center – Phoenix, AZ	Multi-Tenant	Retail	31.1	253,977	98%
The Strand – Jacksonville, FL	Multi-Tenant	Retail	52.0	212,287	90%
Fidelity – Albuquerque, NM	Single Tenant	Office	25.3	210,067	100%
245 Riverside – Jacksonville, FL	Multi-Tenant	Office	3.4	136,855	89%
Westcliff Center – Fort Worth, TX	Multi-Tenant	Retail	10.3	136,185	61%
Lowe's – Katy, TX	Single Tenant	Retail	15.5	131,644	100%
Sabal Pavilion – Tampa, FL	Single Tenant	Office	11.5	120,500	100%
Westland Gateway Plaza – Hialeah, FL	Single Tenant	Retail	8.5	108,029	100%
The Carpenter Hotel – Austin, TX	Single Tenant	Retail	1.4	73,508	100%
Burlington – North Richland Hills, TX	Single Tenant	Retail	5.2	70,891	100%
General Dynamics – Reston, VA	Single Tenant	Office	3.0	64,319	100%
24 Hour Fitness – Falls Church, VA	Single Tenant	Retail	3.1	46,000	100%
Harris Teeter/Food Lion – Charlotte, NC	Single Tenant	Retail	6.9	45,089	100%
Big Lots – Phoenix, AZ	Single Tenant	Retail	3.6	34,512	100%
Big Lots – Germantown, MD	Single Tenant	Retail	2.4	25,589	100%
Staples – Sarasota, FL	Single Tenant	Retail	2.4	18,120	100%
Rite Aid – Renton, WA	Single Tenant	Retail	1.6	16,280	100%
Party City – Oceanside, NY	Single Tenant	Retail	1.2	15,500	100%
Walgreens – Clermont, FL	Single Tenant	Retail	1.9	13,650	100%
Chuy's – Jacksonville, FL	Single Tenant	Retail	1.2	7,950	100%
Firebirds – Jacksonville, FL	Single Tenant	Retail	1.0	6,948	100%
Fuzzy's / World of Beer – Brandon, FL	Multi-Tenant	Retail	1.1	6,715	100%
Landshark – Daytona Beach, FL	Single Tenant	Retail	3.0	6,264	100%
Crabby's – Daytona Beach, FL	Single Tenant	Retail	3.0	5,780	100%
Moe's Southwest Grill – Jacksonville, FL	Single Tenant	Retail	1.0	3,111	100%
Total Portfolio		**27**	**284.7**	**2,493,979**	**93%**

Any differences a result of rounding.

For the Quarter and Year Ended December 31, 2020

27

Research Coverage For the Quarter and Year Ended December 31, 2020 28 Institution Coverage Analyst Email Phone B. Riley Craig Kucera craigkucera@brileyfin.com (703) 312-1635 Compass Point Merrill Ross mross@compasspointllc.com (202) 534-1392 Janney Rob Stevenson robstevenson@janney.com (646) 840-3217 Harshil Thakkar hthakkar@janney.com (646) 840-3219

Definitions and Terms For the Quarter and Year Ended December 31, 2020 29 Annualized Base Rent (ABR) is the annual straight-line recognition of a lease’s minimum base rent as calculated based on the leases in-place within the Company’s portfolio as of the end of the reporting period. Funds From Operations (FFO) and Adjusted Funds From Operations (AFFO) are both non-GAAP financial measures. We believe these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operating activities as reported on our statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write- downs associated with depreciable real estate assets and real estate related depreciation and amortization, including the pro rata share of such adjustments of unconsolidated subsidiaries. The Company also excludes the gains or losses from sales of assets incidental to the primary business of the REIT which specifically include the sales of mitigation credits, impact fee credits, subsurface sales, and the land sales gains included in discontinued operations. To derive AFFO, we modify the NAREIT computation of FFO to include other adjustments to GAAP net income related to non-cash revenues and expenses such as straight-line rental revenue, amortization of deferred financing costs, amortization of capitalized lease incentives and above- and below-market lease related intangibles, and non-cash compensation. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. We use AFFO as one measure of our performance when we formulate corporate goals. FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is an additional useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by other non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other companies. Net Debt is calculated as our gross debt at face value and before the effects of net deferred financing costs, less cash, cash equivalents and restricted cash. We believe it is appropriate to exclude cash, cash equivalents and restricted cash from gross debt because the cash, cash equivalents and restricted cash could be used to repay debt. We believe net debt is a beneficial disclosure because it represents the contractual obligations of the company that would potentially need to be repaid in the future. New Cash Rent PSF is the in-place minimum cash rent of the newly signed lease, divided by the square feet of the unit for which the tenant is occupying. Weighted Average Term is the term of a set of leases, weighted by the amount of in-place annual minimum base rent.